EXECUTION COPY





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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           GENERAL MOTORS CORPORATION,
                         HUGHES ELECTRONICS CORPORATION
                                       AND
               UNITED STATES SATELLITE BROADCASTING COMPANY, INC.









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NYFS08...:\68\41668\0004\1323\MRG5228V.18K
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                                TABLE OF CONTENTS
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                                                                               Page

                                     ARTICLE 1

                                    THE MERGER.................................  1
1.1.  The Merger...............................................................  1
1.2.  Effective Time...........................................................  2
1.3.  Closing of the Merger....................................................  2
1.4.  Effects of the Merger....................................................  2
1.5.  Certificate of Incorporation and Bylaws..................................  2
1.6.  Directors................................................................  2
1.7.  Officers.................................................................  2

                                     ARTICLE 2

                    CONVERSION OF SHARES; MERGER CONSIDERATION.................  3
2.1.  Conversion of Shares.....................................................  3
2.2.  Merger Consideration.....................................................  3
2.3.  Stock and Cash Elections; Exchange Fund..................................  5
2.4.  Prorations...............................................................  8
2.5.  Dissenting Shares........................................................ 11
2.6.  Stock Options............................................................ 11

                                     ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY............... 11

3.2.  Capitalization of the Company and Its Subsidiaries....................... 12
3.3.  Authority Relative to This Agreement..................................... 14
3.4.  SEC Reports; Financial Statements........................................ 14
3.5.  Information Supplied..................................................... 15
3.6.  Consents and Approvals; No Violations.................................... 15
3.7.  No Default............................................................... 16
3.8.  No Undisclosed Liabilities; Absence of Changes........................... 16
3.9.  Litigation............................................................... 17
3.10. Compliance with Applicable Law........................................... 17
3.11. Employee Plans........................................................... 17
3.12. Environmental Matters.................................................... 18
3.13. Tax Matters.............................................................. 22
3.14. Opinion of Financial Advisors............................................ 24
3.15. Brokers.................................................................. 24

3.16. Material Contracts....................................................... 25
3.17. Labor and Employment Matters............................................. 26
3.18. FCC Matters.............................................................. 26
3.19. Intellectual Property.................................................... 27
3.20. Insurance................................................................ 27
3.21. Indebtedness............................................................. 27
3.22. Liens.................................................................... 28
3.23. Real Property............................................................ 28
3.24. Tangible Property........................................................ 28
3.25. Programming Arrangements................................................. 28
3.26. Consolidation Matters.................................................... 28
3.27. No Other Representations or Warranties................................... 29


                                     ARTICLE 4

                          REPRESENTATIONS AND WARRANTIES
                                 OF GM AND HUGHES.............................. 29
4.1.  Organization and Qualification........................................... 29
4.2.  Capitalization of GM and Its Subsidiaries................................ 29
4.3.  Authority Relative to This Agreement..................................... 30
4.4.  SEC Reports; Financial Statements........................................ 30
4.5.  Information Supplied..................................................... 31
4.6.  Consents and Approvals; No Violations.................................... 31
4.7.  No Default............................................................... 32
4.8.  No Undisclosed Liabilities; Absence of Changes........................... 32
4.9.  Litigation............................................................... 32
4.10. Compliance with Applicable Law........................................... 32
4.11. Brokers.................................................................. 33
4.12. Employee Plans........................................................... 33
4.13. Environmental Matters.................................................... 34
4.14. FCC Matters.............................................................. 34
4.15. No Other Representations or Warranties................................... 34


                                     ARTICLE 5

                                     COVENANTS................................. 35
5.1.  Conduct of Business of the Company....................................... 35
5.2.  Conduct of Business of GM and Hughes..................................... 37
5.3.  Preparation of S-4 and the Proxy Statement............................... 38
5.4.  Company Meeting.......................................................... 38
5.5.  No Solicitation.......................................................... 38
5.6.  Letter of the Company's Accountants...................................... 39

5.7.  Access to Information.................................................... 40
5.8.  Additional Agreements; Reasonable Best Efforts........................... 41
5.9.  Regulatory Reviews....................................................... 41
5.10. Public Announcements..................................................... 42
5.11. Directors' and Officers' Insurance; Indemnification...................... 42
5.12. Notification of Certain Matters.......................................... 43
5.13. Tax-Free Reorganization Treatment........................................ 43
5.14. Company Affiliates....................................................... 44
5.15. SEC Filings.............................................................. 44
5.16. Employee Matters......................................................... 44
5.17. Ancillary Agreements..................................................... 46
5.18. Billing and Customer Management Systems.................................. 47
5.19. 110(degree) Construction Permit.......................................... 47
5.20. Spring Communications.................................................... 47
5.21. Confirmatory Certificates; Communications................................ 47
5.22. Affiliate Agreements..................................................... 48


                                     ARTICLE 6

                     CONDITIONS TO CONSUMMATION OF THE MERGER.................. 48
6.1.  Conditions to Each Party's Obligations to Effect the Merger.............. 48
6.2.  Conditions to the Obligations of the Company............................. 49
6.3.  Conditions to the Obligations of GM and Hughes........................... 49


                                     ARTICLE 7

                          TERMINATION; AMENDMENT; WAIVER....................... 51
7.1.  Termination.............................................................. 51
7.2.  Effect of Termination.................................................... 51
7.3.  Expenses................................................................. 52
7.4.  Amendment................................................................ 52
7.5.  Extension; Waiver........................................................ 52


                                     ARTICLE 8

                                   MISCELLANEOUS............................... 52
8.1.  Nonsurvival of Representations and Warranties............................ 52
8.2.  Entire Agreement; Assignment............................................. 52
8.3.  Notices.................................................................. 53
8.4.  Governing Law............................................................ 53
8.5.  Descriptive Headings..................................................... 54
8.6.  Parties in Interest...................................................... 54
8.7.  Severability............................................................. 54

8.8.  Specific Performance..................................................... 54
8.9.  Brokers.................................................................. 54
8.10. Counterparts............................................................. 54

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                                       iv
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                                    EXHIBITS


Exhibit A   -     Shareholders Agreement
Exhibit B-1 -     Company Tax Certificate
Exhibit B-2 -     Shareholder Tax Certificate
Exhibit B-3 -     Hughes Tax Certificate
Exhibit C   -     Form of Consulting Agreement
Exhibit D   -     Non-Competition Agreement
Exhibit E   -     Transition Services Agreement
Exhibit F   -     Replacement Payload Option Agreement
Exhibit G   -     Channel Capacity Provision Agreement
Exhibit H   -     United States Satellite Broadcasting Company, Inc.
                    Closing Certificate

                            GLOSSARY OF DEFINED TERMS


Defined Terms                                                Defined in Section
-------------                                                ------------------

110(degree) Construction Permit....................................3.18
20-Day Average Price...............................................2.2(a)(ii)(3)
Acquiror Certificates..............................................2.3(d)
Acquiror Share Cap.................................................2.4(e)(i)
Acquiror Stock.....................................................2.2(a)(ii)(1)
Acquisition Proposal...............................................5.5(a)
Adjusted Price.....................................................2.4(e)(ii)
ADS................................................................3.26
Adverse Environmental Condition....................................5.7(b)
Agreement..........................................................Preamble
Allocation Determination...........................................2.3(c)
Ancillary Agreements...............................................5.17
Cap Price..........................................................2.2(b)(i)(A)
Cash Cap...........................................................2.4(e)(iii)
Cash Consideration Per Share.......................................2.2(a)(i)
Cash Election......................................................2.2(a)(i)
Class A Common Stock...............................................3.2(a)
Closing............................................................1.3
Closing Date.......................................................1.3
Closing Date Price.................................................2.4(e)(iv)
Code...............................................................Recitals
Common Stock.......................................................3.2(a)
Communications Act.................................................3.6
Company............................................................Preamble
Company Affiliate..................................................5.14
Company Board......................................................3.3(a)
Company Certificate................................................2.1(c)
Company Common Stock...............................................3.2(a)
Company Disclosure Schedule........................................3.1(b)
Company Employee Benefit Plan......................................3.11(a)
Company Financial Advisors.........................................3.14
Company Permits....................................................3.10
Company SEC Reports................................................3.4(a)
Company Securities.................................................3.2(a)
Company Stock Options..............................................3.2(a)
Confidentiality Agreement..........................................5.7(d)
D&O Insurance......................................................5.11(a)
DGCL...............................................................1.1


                                       vi
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Defined Terms                                                Defined in Section
-------------                                                ------------------

DIRECTV Benefit Plan...............................................4.12(a)
DIRECTV FCC Licenses...............................................4.14
Dissenters' Rights Statute.........................................2.5
Dissenting Shares..................................................2.5
Effective Time.....................................................1.2
Election Deadline..................................................2.3(c)
Election Form......................................................2.3(b)
Environmental Claim................................................3.12(a)(2)
Environmental Investigation........................................5.7(b)
Environmental Law..................................................3.12(a)(1)
Environmental Permit...............................................3.12(a)(3)
ERISA..............................................................3.11(a)
Excess Termination Amount..........................................2.2(b)(ii)
Excess Termination Amount Per Share................................2.2(b)(ii)(A)
Exchange Act.......................................................3.4(a)
Exchange Agent.....................................................2.3(b)
Exchange Fund......................................................2.3(d)
Excise Tax.........................................................5.16(j)
FCC................................................................3.18
FCC Application....................................................3.18
FCC Licenses.......................................................3.18
Filed Company SEC Reports..........................................3.4(a)
Filed GM SEC Reports...............................................4.8
Floor Price........................................................2.2(b)(1)(A)
GAAP...............................................................3.4(a)
GM.................................................................Preamble
GM Permits.........................................................4.10
GM SEC Reports.....................................................4.4
Governmental Entity................................................3.6
Hazardous Substance................................................3.12(a)(4)
HSR Act............................................................3.6
Hughes.............................................................Preamble
Hughes Securities..................................................4.2
Indemnified Party..................................................5.11(b)
Intellectual Property..............................................3.19(b)
Latest Date........................................................7.1(b)
Letter of Transmittal..............................................2.3(b)
Lien...............................................................3.2(b)
Lien...............................................................3.22
Material Adverse Effect............................................3.1(a)
Material Contracts.................................................3.16(a)
MBCA...............................................................1.1
Merger.............................................................1.1


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
Defined Terms                                                Defined in Section
-------------                                                ------------------

Merger Consideration...............................................2.2(a)
Minimum Cash Amount................................................2.4(e)(v)
NPL................................................................3.12(m)
NYSE...............................................................2.2(a)(ii)(3)
Payment............................................................5.16(j)
Program............................................................5.16(e)
Property...........................................................3.12(a)(5)
Proxy Statement....................................................3.5(b)
Redacted Contracts.................................................5.7(a)
Release............................................................3.12(a)(6)
Relocation Package.................................................5.16(b)
Remedial Action....................................................3.12(a)(7)
Requested Cash Amount..............................................2.4(e)(vi)
S-4................................................................3.5(a)
SEC................................................................3.4(a)
Share..............................................................2.1(b)
Share Value........................................................2.2(a)(ii)(2)
Shareholders Agreement.............................................Recitals
Spring.............................................................5.20
Statutory Committee................................................Recitals
Stock Consideration Per Share......................................2.2(a)(ii)
Stock Election.....................................................2.2(a)(ii)
subsidiary.........................................................3.1(b)
Surviving Corporation..............................................1.1
tax................................................................3.13(a)
tax returns........................................................3.13(a)

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER, dated as of December 11, 1998 (the "Agreement"), is among GENERAL MOTORS CORPORATION, a Delaware corporation ("GM"), HUGHES ELECTRONICS CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of GM ("Hughes"), and UNITED STATES SATELLITE BROADCASTING COMPANY, INC., a Minnesota corporation (the "Company").

            WHEREAS, the Board of Directors of the Company and the committee of disinterested directors of the Company formed pursuant to Section 302A.673, subd. 1(d) of the MBCA (as defined in Section 1.1) (the "Statutory Committee") have determined that the Merger (as defined in Section 1.1) is fair to and in the best interests of the Company's shareholders and have approved the Merger in accordance with this Agreement;

            WHEREAS, the respective Boards of Directors of GM and Hughes have determined that the Merger is advisable and in the best interests of Hughes, GM and GM's common stockholders;

            WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

            WHEREAS, concurrently with the execution hereof, certain holders of shares of Company Common Stock (as defined in Section 3.2) are entering into an agreement providing for certain matters with respect to their shares of Company Common Stock (the "Shareholders Agreement"), a copy of which is attached hereto as Exhibit A; and

            WHEREAS, GM, Hughes and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, GM, Hughes and the Company hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER

            1.1. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Minnesota Business Corporations Act (the "MBCA"), the Company shall be merged with and into Hughes (the "Merger"). Following the Merger, Hughes shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the DGCL, and the separate corporate existence of the Company shall cease.

            1.2. Effective Time. Subject to the provisions of this Agreement, GM, Hughes and the Company shall cause the Merger to be consummated by (i) filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware and (ii) filing articles of merger complying with the MBCA with the Secretary of State of the State of Minnesota, in each case as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the later of such filings or at such time thereafter as is provided in such certificate of merger and such articles of merger (the "Effective Time").

            1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

            1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Hughes shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Hughes shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

            1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Hughes in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Certificate of Incorporation and the DGCL. The Bylaws of Hughes in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws and the DGCL.

            1.6. Directors. The directors of Hughes immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

            1.7. Officers. The officers of Hughes at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                                    ARTICLE 2

                   CONVERSION OF SHARES; MERGER CONSIDERATION

            2.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of shares of Company Common Stock:

            (a) Common Stock of Hughes and GM. Each issued and outstanding share of common stock, par value $1.00 per share, of Hughes shall remain outstanding and shall be unchanged as a result of the Merger. The issued and outstanding securities of GM shall remain outstanding and shall be unchanged as a result of the Merger.

            (b) Cancellation of Treasury Shares and GM-Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a "Share") that is owned by the Company or any subsidiary of the Company, or by GM or Hughes (other than Shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

            (c) Common Stock of the Company. Each Share, other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares (as defined in Section 2.5), shall be converted, in accordance with Section 2.2(a), into the right to receive the Merger Consideration (as defined in Section 2.2(a)) and shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously evidencing any such Shares (each, a "Company Certificate") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Company Certificate in accordance with the provisions of Section 2.3, the Merger Consideration multiplied by the number of Shares previously evidenced by such Company Certificate.

            2.2.  Merger Consideration.

            (a) Merger Consideration. Except as otherwise provided in Section
2.4 and subject to Section 2.5, the term "Merger Consideration" shall mean, at the election of each holder of Shares, which election shall be available on a share-by-share basis, one of the following:

                              (i) for each Share with respect to which an
            election to receive cash has been effectively made or deemed made pursuant to Section 2.3 and not revoked (a "Cash Election"), the right to receive an amount in cash, without interest, equal to the Share Value (the "Cash Consideration Per Share"); or

                              (ii) for each Share with respect to which an
            election to receive shares of Acquiror Stock has been effectively made pursuant to Section 2.3 and not revoked (a "Stock Election"), the right to receive a fractional interest in a share of Acquiror Stock equal to the Exchange Ratio (as defined in Section 2.2(b)) (the "Stock Consideration Per Share"), subject to
            Section 2.3(h).

            For purposes of this Agreement:

                              (1) "Acquiror Stock" shall mean the Class H Common
            Stock of GM, par value $0.10 per share;

                              (2) "Share Value" shall mean the product of (x)
            the Exchange Ratio and (y) the 20-Day Average Price; and

                              (3) "20-Day Average Price" shall mean the average
            (rounded to nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the trading prices of the Acquiror Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for each of the 20 consecutive trading days ending on and including the second trading day prior to the Closing Date;

            (b)   Exchange Ratio.

                              (i) The Exchange Ratio shall be determined in the
            following manner, subject to reduction pursuant to Section 2(b)(ii):

                  (A) If the 20-Day Average Price is less than or equal to
            $47.6821 (the "Cap Price"), and greater than or equal to $27.8146 (the "Floor Price"), the Exchange Ratio shall be equal to 0.3775.

                  (B) If the 20-Day Average Price is greater than the Cap Price, the Exchange Ratio shall be equal to the quotient obtained by dividing $18.00 by the 20-Day Average Price (such quotient shall be rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000 to the next lowest 1/10,000).

                  (C) If the 20-Day Average Price is less than the Floor Price, the Exchange Ratio shall be equal to the quotient obtained by dividing (x) the lower of (1) $10.50 and (2) the Adjusted Price (as defined in Section 2.4(e)) by (y) the 20-Day Average Price (such quotient shall be rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000).

                              (ii) The Exchange Ratio shall be reduced by the
            amount determined by:

                  (A) first, dividing the Excess Termination Amount by the
            number of Shares (such quotient, the "Excess Termination Amount Per Share"), and

                  (B) then, dividing the Excess Termination Amount Per Share by the 20-Day Average Price (the resulting quotient shall be rounded to the nearest 1/10,000 or, if there shall not be a nearest 1/10,000, to the next highest 1/10,000).

            The "Excess Termination Amount" shall be the sum of (x) the amount, if any, by which the payments made or required to be made by the Company or any of its subsidiaries after the date hereof arising out of or relating to the termination of the contract identified on
            Section 2.2(b)(ii)(x) of the Acquiror Disclosure Schedule exceed the Termination Amount in respect thereof set forth therein, and (y) the amount, if any, by which the payments made or required to be made by the Company or any of its subsidiaries after the date hereof arising out of or relating to the termination of the contract identified in
            Section 2.2(b)(ii)(y) of the Acquiror Disclosure Schedule exceed the Termination Amount in respect thereof set forth in therein.

                              (iii) If between the date of this Agreement and
            the Effective Time, the outstanding shares of Acquiror Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, rights offering, split, combination or exchange of shares, the Exchange Ratio correspondingly shall be adjusted to the extent warranted to reflect such stock dividend, subdivision, reclassification, recapitalization, rights offering, split, combination or exchange of shares.

            2.3.  Stock and Cash Elections; Exchange Fund.

            (a) Right to Elect. Each Person who, at the Effective Time, is a record holder of Shares (other than holders of Shares to be cancelled as set forth in Section 2.1(b) or Shares subject to Section 2.5) shall have the right to submit an Election Form (as defined in Section 2.3(b)) specifying the number of Shares that such Person desires to have converted into the right to receive, subject to Section 2.4, (i) the Stock Consideration Per Share pursuant to the Stock Election and (ii) the Cash Consideration Per Share pursuant to the Cash Election.

            (b) Letter of Transmittal and Election Form. As soon as reasonably practicable after the Effective Time, a bank or trust company to be designated by GM (the "Exchange Agent") shall mail to each holder of record of Shares immediately prior to the Effective Time (excluding any Shares to be cancelled pursuant to Section 2.1(b) or subject to Section 2.5) (i) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as GM shall reasonably specify, (ii) an election form (the "Election Form") providing for such holders to make the Cash Election or the Stock

Election and (iii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration with respect to the Shares formerly represented thereby. The Election Form shall include information as to the Share Value and the Exchange Ratio. As of the Election Deadline (as hereinafter defined), to the extent that a holder of Shares shall not have submitted to the Exchange Agent an effective, properly completed Election Form with respect to all or certain of the Shares held by such holder or shall have properly revoked and not properly submitted to the Exchange Agent a subsequent Election Form with respect to all or certain of the Shares, such holder shall be deemed to have made the Cash Election with respect to such Shares.

            (c) Election Deadline and Allocation Determination. Any Stock Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m. New York, New York time on a date (the "Election Deadline") to be mutually agreed upon by Hughes and the Company (which date shall not be later than the twentieth (20th) business day after the Effective
Time), an Election Form properly completed and executed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Company Certificates, or by an appropriate guarantee of delivery of such Company Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Shares (other than a holder who has submitted an irrevocable election) who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Shares may at any time prior to the Election Deadline revoke such holder's election by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall, subject to Section 2.4, determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify GM, Hughes and HBI (as a representative of the shareholders of the Company) of its determination (the "Allocation Determination").

            (d) Deposit of Merger Consideration. Promptly after the Allocation Determination, Hughes shall deposit with the Exchange Agent, for the benefit of the holders of Shares for exchange in accordance with this Article 2, (i) cash in an amount sufficient to pay the aggregate Merger Consideration that shall take the form of cash and (ii) certificates or other evidence representing the aggregate Merger Consideration that shall take the form of shares of Acquiror Stock ("Acquiror Certificates"; the cash and certificates or other evidence deposited pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Fund"). The Acquiror Stock into which Company Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time for purposes of entitlement to dividends declared, if any, after the Effective Time. In connection with the issuance of shares of Acquiror Stock pursuant to this Agreement and the contribution by GM to the capital of Hughes of cash in an amount no less than the fair market value of such shares, GM's Board of Directors shall, in accordance with paragraph (a)(4) of Division I of Article Fourth of GM's Amended and Restated Certificate of Incorporation, as amended, make an appropriate adjustment to the denominator of the fraction used to determine the "Available Separate Consolidated Net Income of Hughes," as defined therein.

            (e) Surrender of Company Certificates. Upon surrender of a Company Certificate to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as Hughes or the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive, promptly after the Election Deadline in exchange therefor, (i) a certified or bank cashier's check in the amount equal to the aggregate amount of the Merger Consideration consisting of cash which such holder has the right to receive pursuant to the provisions of this Article 2 (including any cash in lieu of fractional shares of Acquiror Stock pursuant to Section 2.3(h)) and (ii) Acquiror Certificates representing the Acquiror Stock, if any, which such holder has the right to receive (in each case without interest and less the amount of any required withholding taxes, if any, in accordance with Section 2.3(k)).

            (f) Rules Governing Exchange. Hughes, in consultation with the Company prior to the Effective Time, shall have the right to make reasonable rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the manner and extent to which Cash Elections or Stock Elections are to be taken into account in making the determinations prescribed by Section 2.4, the issuance and delivery of certificates for, or other evidence of, Acquiror Stock, and the payment of the Cash Consideration Per Share.

            (g) Distributions With Respect to Unexchanged Shares of Acquiror Stock. No dividends or other distributions with respect to shares of Acquiror Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Acquiror Stock they are entitled to receive until such Company Certificate is surrendered by such holder.

            (h) Fractional Shares. No fraction of a share of Acquiror Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Shares entitled to receive a fraction of a share of Acquiror Stock in the Merger, upon surrender of a Company Certificate for exchange pursuant to this Section 2.3, shall be paid in lieu thereof an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (x) the Share Value by (y) the fractional interest in Acquiror Stock to which such holder would otherwise be entitled (after aggregating all shares of Acquiror Stock which such holder is entitled to receive pursuant to this Article 2).

            (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to Hughes, upon demand, and any former holders of Shares who have not theretofore complied with this Article 2 shall thereafter look only to Hughes for the Merger Consideration to which they are entitled pursuant to this Article 2.

            (j) No Liability. None of GM, Hughes or the Company shall be liable to any former holder of Shares for any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (k) Withholding Rights. GM, Hughes and the Exchange Agent shall be entitled to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares, such amounts as GM, Hughes, the Company (or any subsidiary thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by GM, Hughes or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by GM, Hughes or the Exchange Agent.

            2.4.  Prorations.

            (a) Requested Cash Amount Not in Excess of Cash Cap and Not Below Minimum Cash Amount. If the Requested Cash Amount equals or exceeds the Minimum Cash Amount and does not exceed the Cash Cap, the Merger Consideration shall be issued and paid in the manner set forth in Section 2.2, unless the 20-Day Average Price is less than the Floor Price and the Acquiror Stock to be issued pursuant to this Agreement would exceed the Acquiror Share Cap, in which case the adjustments set forth in Section 2.4(d) shall be made.

            (b) Requested Cash Amount in Excess of Cash Cap. If the Requested Cash Amount exceeds the Cash Cap, each holder who makes or is deemed to have made a Cash Election pursuant to Section 2.3 shall receive, for each Share for which a Cash Election has been made or deemed made, Merger Consideration consisting of:

                              (i) cash in an amount equal to the product of the
            Share Value and a fraction, (A) the numerator of which is the Cash Cap and (B) the denominator of which is the Requested Cash Amount; and

                              (ii) a fractional interest in a share of Acquiror
            Stock equal to a fraction, (A) the numerator of which is equal to the Share Value minus the amount of cash payable pursuant to clause
            (i) of this Section 2.4(b) and (B) the denominator of which is the 20-Day Average Price.

            (c) Requested Cash Amount Below Minimum Cash Amount. If the Requested Cash Amount is less than the Minimum Cash Amount and the 20-Day Average Price equals or exceeds the Floor Price, each holder making a Stock Election shall receive, for each Share for which a Stock Election has been made, Merger Consideration consisting of:

                              (i) cash in an amount equal to the quotient
            obtained by dividing (A) the excess of the Minimum Cash Amount over the Requested Cash Amount by (B) the number of Shares for which such Stock Elections have been made; and

                              (ii) a fractional interest in a share of Acquiror
            Stock equal to a fraction, (A) the numerator of which is equal to the excess of the Share Value over the amount of cash payable pursuant to clause (i) of this
            Section 2.4(c) and (B) the denominator of which is the 20-Day Average Price.

            (d) Adjustments Required if 20-Day Average Price Is Less Than Floor Price. If (A) the 20-Day Average Price is less than the Floor Price, (B) the Requested Cash Amount does not exceed the Cash Cap, and (C) the number of shares of Acquiror Stock that would be issuable pursuant to this Agreement would, but for this Section 2.4(d), exceed the Acquiror Share Cap, then each holder making a Stock Election shall receive, for each Share for which a Stock Election has been made, Merger Consideration consisting of:

                                    (x) a fractional interest in a share of
      Acquiror Stock equal to the product of the Stock Consideration Per Share and a fraction, (I) the numerator of which is the Acquiror Share Cap and
      (II) the denominator of which is the total number of shares of Acquiror Stock that, but for Section 2.4, would have been issuable to all holders of Shares pursuant to this Agreement, and

                                    (y) an amount of cash equal to the excess of
      (I) the Share Value over (II) the product of (a) the fractional interest in a share of Acquiror Stock to which such holder shall be entitled pursuant to clause (x) of this Section 2.4(d) and (b) the 20-Day Average Price.

            (e) Certain Definitions. For purposes of this Agreement:

                              (i) "Acquiror Share Cap" shall mean a number equal
            to seventy percent (70%) of the product of the number of Shares and 0.3775.

                              (ii) "Adjusted Price" shall mean an amount equal
            to the quotient obtained by dividing (1) an amount equal to two hundred percent (200%) of the product of the Acquiror Share Cap and the 20-Day Average Price by (2) the number of Shares.

                              (iii) "Cash Cap" shall mean an amount of cash
            determined as follows:

                                    (A) If the 20-Day Average Price equals or
      exceeds the Floor Price, the Cash Cap shall be equal to fifty percent (50%) of the product of (1) the Exchange Ratio, and (2) the Closing Date Price, and (3) the number of Shares.

                                    (B) If the 20-Day Average Price is less than
      the Floor Price, the Cash Cap shall be equal to the lesser of (1) the amount described in clause (A) of this Section 2.4(e)(iii) and (2) the product of (X) the Acquiror Share Cap and (Y) the Closing Date Price.

                                    (C) Notwithstanding anything to the contrary
      contained in this Agreement, if, based on the Merger Consideration payable pursuant to this Agreement, the tax opinions referred to in Sections 6.2(e) and 6.3(h) hereof cannot be delivered as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under 368(a) of the Code (as reasonably determined by Weil, Gotshal & Manges LLP, in consultation with Leonard, Street and Deinard Professional Association, such determination to be made (x) taking into account Dissenting Shares and cash issued in lieu of fractional shares, if any, (y) using the Closing Date Price as the measure of value of the shares of Acquiror Stock issued as Merger Consideration and (z) on the basis that the total value of such Acquiror Stock issued as Merger Consideration must represent no less than forty-five percent (45%) of the total consideration issued and to be issued in the Merger to all holders of Shares), then the Cash Cap shall be reduced to the extent necessary to enable the tax opinions to be rendered.

                              (iv) "Closing Date Price" shall mean the per share
            closing price of the Acquiror Stock on the NYSE as of the Closing Date.

                              (v) "Minimum Cash Amount" shall mean an amount
            equal to the lesser of (A) 30% of the product of the Share Value and the number of Shares and (B) the Cash Cap.

                              (vi) "Requested Cash Amount" shall mean the
            aggregate amount of cash that would be payable with respect to all Shares for which Cash Elections have been made or deemed made pursuant to Section 2.3 or 2.5, before giving effect to Section 2.4.

            (f) Application of Cash and Share Limitations. The foregoing provisions of this Article 2 are not intended to, and shall not be applied so as to, result in:

                              (i) the issuance of an aggregate number of shares
            of Acquiror Stock in excess of the Acquiror Share Cap;

                              (ii) the payment of an aggregate amount of cash in
            excess of the Cash Cap;

                              (iii) the receipt by a holder of Merger
            Consideration per Share having an aggregate value (with Merger Consideration in the form of Acquiror Stock valued for this purpose at the 20-Day Average Price) less than the Share Value unless both
            (x) the aggregate number of shares of Acquiror Stock to be issued is equal to the Acquiror Share Cap, and (y) the aggregate amount of cash to be paid is equal to the product of (1) the Acquiror Share Cap and (2) the Closing Date Price; or

                              (iv) the receipt by a holder making a Cash
            Election of a value per Share which is different from the value per Share received by a holder making a Stock Election (with Acquiror Stock valued for this purpose at the 20-Day Average Price).

            2.5. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares held by a holder (if any) who has the right to exercise dissenters' rights under Section 302A.471 and Section 302A.473 of the MBCA, or any successor provisions (the "Dissenters' Rights Statute") and who shall have filed with the Company, prior to the vote by the shareholders of the Company on this Agreement and the Merger, a notice of intent to demand payment of the fair value of such Shares in accordance with the Dissenters' Rights Statute and shall not have voted to approve this Agreement and the Merger ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or otherwise loses such holder's right to exercise such holder's dissenters' rights with respect to such Shares, if any. If, before or after the Effective Time, such holder fails to perfect or loses any such right to exercise such holder's dissenters' rights with respect to such Shares, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration and such holder shall be deemed to have made the Cash Election. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in the Dissenters' Rights Statute and as provided in the immediately preceding sentence. The Company shall give prompt notice to Hughes of any notices of intent to demand fair value of Shares in accordance with the Dissenters' Rights Statute received by the Company, and Hughes shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Hughes, make any payment with respect to, or settle or offer to settle, any such demands.

            2.6. Stock Options. The Company may elect to take all such action necessary to cause each Company Stock Option (as defined in Section 3.2(a)), which is outstanding and unexercised immediately prior to the Effective Time, to become vested as of the Effective Time. Hughes shall pay each holder of any Company Stock Option, with respect to each Share subject to such Company Stock Option, an amount in cash equal to the excess of the Share Value over the exercise price per Share of such Company Stock Option, less all applicable withholding taxes. All Company Stock Options and all Company stock option plans, arrangements or agreements shall be terminated thereafter as of the Effective Time.

                                  ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to each of GM and Hughes as follows:

            3.1.  Organization and Qualification.

            (a) The Company and each of its subsidiaries (as defined in Section 3.1(b)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have or constitute a Material Adverse Effect (as defined below) on the Company. When used in connection with any party to this Agreement, the term "Material Adverse Effect" means (i) a material adverse effect, or any development that results in a material adverse effect, on the business, operations, financial performance or prospects of such party and its subsidiaries, taken as whole, or (ii) an event, change, effect or development that may materially impair or delay the ability of such party to consummate the transactions contemplated hereby; provided, however, that effects or developments arising from (A) general economic conditions affecting participants in the multichannel entertainment distribution industry, (B) inactions of the Company resulting from Hughes' refusal to provide its consent pursuant to Section 5.1 of this Agreement or (C) actions which the Company is required to take pursuant to this Agreement, shall not constitute a Material Adverse Effect.

            (b) Except as set forth in Section 3.1(b) of the Disclosure Schedule previously delivered by the Company to GM (the "Company Disclosure Schedule"), the Company has no subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity. The term "subsidiary" shall mean, when used with reference to any party to this Agreement, any entity more than fifty percent (50%) of either the outstanding voting securities or the value of the outstanding equity securities or interests (including membership interests) of which are owned directly or indirectly by such party.

            (c) The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (d) The Company has heretofore delivered to Hughes accurate and complete copies of the articles of incorporation and by-laws, as currently in effect, of the Company and each of its subsidiaries.

            3.2.  Capitalization of the Company and Its Subsidiaries.

            (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock, par value $.0001 per share (the "Common Stock"), of which, as of December 1, 1998, 60,868,825 shares were issued and outstanding and no shares were held in treasury, (ii) 500,000,000 shares of Class A Common Stock, par value $.0001 per Share (the "Class A Common Stock"; and collectively with the Common Stock, the "Company Common Stock"), of which, as of December 1, 1998, 28,941,950 shares were issued and outstanding and no shares were held in treasury and (iii) 50,000,000 shares of Preferred Stock, par value $.01 per share, no shares of which are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of December 1, 1998, 713,400 shares of Class A Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options granted by the Company to purchase shares of Class A Common Stock (the "Company Stock Options") issued pursuant to the Company stock option plans listed in Section 3.2(a) of the Company Disclosure Schedule. Since December 1, 1998, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Stock Options already in existence on such date and, since December 1, 1998, no Company Stock Options have been granted. Except as set forth above in this Section 3.2(a), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, or interests in the ownership or earnings, of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company.

            (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            3.3.  Authority Relative to This Agreement.

            (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company (the "Company Board") and the Statutory Committee and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the voting power of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            (b) The Company Board has, by unanimous vote of those present, duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and by the Shareholders Agreement and resolved to recommend that the shareholders of the Company approve and adopt this Agreement. The Statutory Committee has been duly formed pursuant to Section 302A.673, subd.1, and has duly and validly authorized and approved this Agreement, the Merger and the Shareholders Agreement and the consummation of the transactions contemplated by this Agreement and the Shareholders Agreement. The action of the Statutory Committee in approving this Agreement and the transactions contemplated hereby, including the Merger, and in approving the Shareholders Agreement and the transactions contemplated thereby, is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by the Shareholders Agreement, the provisions of Sections 302A.673 and 302A.675 of the MBCA and no Minnesota or other State takeover statute or similar statute or regulation applies to the Merger, this Agreement, the Shareholders Agreement, or any of the transactions contemplated hereby or thereby.

            3.4.  SEC Reports; Financial Statements.

            (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since February 6, 1996 (the "Company SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis

(except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to (A) normal year-end adjustments and (B) any other adjustments described in the Company SEC Reports filed prior to the date of this Agreement (the "Filed Company SEC Reports")).

            (b) The Company has heretofore made available to GM a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

            3.5.  Information Supplied.

            (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by GM in connection with the issuance of shares of Acquiror Stock in the Merger, including the prospectus contained therein and any amendment thereof or supplement thereto (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in the S-4, the Company shall promptly so advise Hughes.

            (b) The proxy statement relating to the meeting of the Company's shareholders to be held in connection with the Merger, including any amendment thereof or supplement thereto (the "Proxy Statement") will not, at the date mailed to shareholders of the Company and at the times of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

            3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Communications Act"), the filing and recordation of a certificate of merger as required by the DGCL, the filing of articles of merger as required by the MBCA, and as otherwise set forth in Section 3.6 of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section
3.6 to the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will require any consent or approval pursuant to any material programming agreement, software license or billing/customer service agreement binding on the Company. No rights of first refusal or first offer, preemptive rights or similar rights of participation are applicable to the transactions contemplated by this Agreement or the Shareholders Agreement.

            3.7. No Default. None of the Company or its subsidiaries is in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by the Company in the Filed Company SEC Reports or as disclosed in Section 3.8 of the Company Disclosure Schedule, since January 1, 1998, (a) neither the Company nor its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would, individually or in the aggregate, have a Material Adverse Effect on the Company,
(b) except as contemplated by this Agreement, the business of the Company and its subsidiaries has been carried on in all material respects in the ordinary course consistent with past practices, (c) the Company has not paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock or other equity securities, including securities directly or indirectly convertible into or exercisable or exchangeable for any of its capital stock or other equity securities, (d) the Company has not entered into or consummated any transaction with any officer, director or affiliate of the Company or any person known by the Company to be an affiliate of any of them and (e) except as required by GAAP, the Company has not changed its methods of accounting (either for financial accounting or tax purposes).

            3.9. Litigation. Except as disclosed by the Company in the Filed Company SEC Reports, as disclosed in Section 3.9 of the Company Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets and (ii) none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree.

            3.10. Compliance with Applicable Law. Except as disclosed by the Company in the Filed Company SEC Reports and for failures which would not, individually or in the aggregate, have a Material Adverse Effect on the Company,
(i) the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), (ii) the Company and its subsidiaries are in compliance with the terms of the Company Permits, (iii) the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and (iv) no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same. No representation or warranty is made in this Section 3.10 with respect to Environmental Laws (as defined in Section 3.12(a)) and the FCC Licenses (as defined in Section 3.18).

            3.11.  Employee Plans.

            (a) Section 3.11(a) of the Company Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other employee benefit plans or other benefit arrangements, including but not limited to all employment and consulting agreements and all bonus and other incentive compensation, deferred compensation, disability, severance, retention, salary continuation, stock and stock-related award, stock option, stock purchase, collective bargaining or workers' compensation agreements, plans, policies and arrangements which the Company or any of its subsidiaries maintains, is a party to, contributed to or has any obligation to or liability for in respect of current or former employees and directors (each, a "Company Employee Benefit Plan" and collectively, the "Company Employee Benefit Plans"). None of the Company Employee Benefit Plans is subject to Title IV of ERISA.

            (b) True, correct and complete copies of the most recent summary plan description for each Company Employee Benefit Plan have been delivered to Hughes for review prior to the date hereof.

            (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Company Employee Benefit Plan, any related trusts, insurance policies or ancillary agreements, or any collective bargaining agreement have been timely made, (ii) the Company and its subsidiaries have performed all obligations required to be performed by them under any Company Employee Benefit Plan, (iii) the Company Employee Benefit Plans comply in all respects and have been maintained in compliance with their terms and the requirements of ERISA, the Code and other applicable laws, and (iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Employee Benefit Plan.

            (d) Each Company Employee Benefit Plan and its related trust which are intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code, respectively, have been determined by the Internal Revenue Service to be so "qualified" under such Sections, as amended by the Tax Reform Act of 1986, and the Company knows of no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan and its related trust.

            (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) increase any benefits otherwise payable under any Company Employee Benefit Plan, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Except as contemplated by Section 5.1(f) or 5.16 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due, or increase the compensation due, to any current or former employee or director of the Company or any of its subsidiaries.

            3.12.  Environmental Matters.  (a)  As used in this Agreement:

            (i) "Environmental Law" means any applicable federal, state or local law, statute, code, ordinance, policy, rule, regulation, order, settlement agreement, or other governmental requirement from any U.S. or foreign jurisdiction concerning the Release (as defined herein), handling, storage, management, processing, transportation or other use, or disposal or arrangement for disposal, of any solid waste, industrial waste or Hazardous Substance (as defined herein) including, by way of example but not limitation, the Comprehensive Environmental Response, Compensation and Liability Act (43 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (33 U.S.C. ss. 2601 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.) as such laws have been amended and the regulations promulgated pursuant thereto, and any applicable and analogous state or local statutes, codes, policies, rules, regulations or related requirements of governmental entities of foreign jurisdictions.

            (ii) "Environmental Claim" means any allegation, notice of violation, action, claim, lien, demand, order, injunction, judgment, decree, ruling, assessment or arbitration award or directive (conditional or otherwise) by any court, arbitrator or governmental entity or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, diminution in value, damage to the environment or natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (A) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Release) of, or exposure to, any Hazardous Substance, odor, audible noise, or any solid or industrial waste, (B) the transportation, storage, treatment or disposal of solid waste, industrial waste or Hazardous Substances, in connection with the past or present operations of the Company, any of its subsidiaries or any of their respective predecessors or assigns, or (C) the violation, or alleged violation, of any Environmental Laws, orders, injunctions, judgments, decrees, rulings, assessments, arbitration awards, Environmental Permits or ruling, order or decision of any court arbitrator or Government Entity relating to environmental matters.

            (iii) "Environmental Permit" means any permit, approval, authorization, license, variance, registration, permit application, notification, program development and implementation, or permission required under any applicable Environmental Law.

            (iv) "Hazardous Substance" means any substance, material or waste which is regulated under any Environmental Law or by any applicable governmental entity, governmental entity in the jurisdictions in which the Company or any subsidiary or any of their respective predecessors or assigns conducts or has conducted business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste," "toxic substance" or "residual waste" "under any Environmental Law, including, but not limited to, radioactive materials, petroleum products (including fractions thereof), asbestos and polychlorinated biphenyls.

            (v) "Property" means any land, facility or operations currently or previously owned by the Company, any of its subsidiaries or any of their respective predecessors or assigns.

            (vi) "Release" means any intentional or unintentional, continuous or intermittent release, spill, emission, seepage, leaking, pumping, uncontrolled loss, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or any building surface, or onto or from any Property of any Hazardous Substance, including the movement of any Hazardous Substance through or in the air, soil, surface water, ground water or otherwise.

            (vii) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required or voluntarily undertaken to (A) clean up, remove, treat, or in any other way address any Hazardous Substance or any other material required pursuant to applicable Environmental Law, (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance or any other material required pursuant to applicable Environmental Law, (C) perform pre-remedial studies and investigations or post-remedial monitoring and care including the conduct of risk assessments and negotiation with applicable governmental entities regarding Hazardous Substance or any other material required pursuant to applicable Environmental Law, or (D) bring the Properties into compliance with all applicable Environmental Laws and Environmental Permits.

            (b) The Company and each of its subsidiaries, with respect to its use of and operations at each Property, has been and is in compliance in all material respects with all Environmental Laws, except where the failure so to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (c) Neither the Company nor any of its subsidiaries or any of their respective predecessors (to the Company's knowledge, with respect to non-affiliated predecessors) has received any written communication from a court, arbitrator or governmental entity or any other person that alleges that the Company or any such subsidiary or predecessor is not in compliance, in any respect, with any Environmental Law or has liability thereunder, except for written communications which make allegations which, if true, are not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect on the Company.

            (d) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, none of the operations or Properties of the Company or any of its subsidiaries or any of their respective predecessors or assigns (to the Company's knowledge, with respect to unaffiliated predecessors and assigns) is the subject of investigation by any governmental entity, whether U.S., State, local or foreign, respecting (i) Environmental Laws, (ii) any Remedial Action or
(iii) any Environmental Claim arising from a Release or otherwise of any Hazardous Substance or any other substance regulated under any Environmental Law, which in each case would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its subsidiaries have filed all notices, obtained all Environmental Permits and conducted all actions required under all Environmental Laws, except where the failure to file such notices, obtain such Environmental Permits or take such actions would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (e) The Company, each of its subsidiaries and any of their respective predecessors (to the Company's knowledge, with respect to unaffiliated predecessors) have filed all notices required to be filed under all Environmental Laws reporting any Release, obtained all Environmental Permits and taken all Remedial Actions required under all Environmental Laws, except where failure to file such notices, obtain such Environmental Permits or take such Remedial Actions would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (f) Neither the Company nor any of its subsidiaries has any contingent liabilities (as defined in GAAP) with respect to its business or that of its predecessors in connection with any Hazardous Substance or Environmental Law that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (g) Underground storage tanks are not and have not been located on or under any Property and there have been no Releases of Hazardous Substances on, in or under any Property or other real property for which the Company or any of its subsidiaries would be responsible or potentially responsible and that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (h) Neither the Company nor any of its subsidiaries or any of their respective predecessors (to the Company's knowledge, with respect to unaffiliated predecessors) is subject to any judicial, administrative or arbitral actions, suits, proceedings (public or private), written claims or governmental proceedings alleging the violation of any Environmental Law or Environmental Permit that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (i) Neither the Company nor any of its subsidiaries or any of their respective predecessors or assigns (to the Company's knowledge, with respect to unaffiliated predecessors and assigns) as a result of their respective past and current operations, has caused or permitted any Hazardous Substances to remain or be disposed of, either on or under any Property or on any real property not permitted to accept, store or dispose of such Hazardous Substances, that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (j) The transactions contemplated under this Agreement do not trigger any obligation or duty on the part of the Company or the subsidiaries to file any notice with or obtain approval from any Governmental Entity having jurisdiction over environmental or health and safety matters.

            (k) None of the Properties owned by the Company or any of its subsidiaries contain or are constructed with any asbestos or asbestos-containing building materials, the presence of which in its current condition requires abatement or encapsulation.

            (l) The Company and all its subsidiaries have obtained, currently maintain, and are in material compliance with all Environmental Permits required for their operations, such Environmental Permits are readily transferable to the Buyer, and there is no pending or threatened action or proceeding to revoke or materially modify or alter the terms and condition of such Environmental Permits.

            (m) None of the Properties of the Company or any subsidiaries is listed or proposed for listing on the National Priorities List ("NPL"), the CERCLIS, or any analogous state list of sites to be investigated or remediated as a result of the possible presence of Hazardous Substances and neither the Company nor the subsidiaries has received any notice from any Governmental Entity or Person that it is or could potentially be liable for the cost to investigate or remediate contamination under Environmental Law or any request for information under section 104 of CERCLA or any analogous state law.

            3.13. Tax Matters. Except as disclosed on Section 3.13 of the Company Disclosure Schedule:

            (a) The Company and each of its subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code), unitary group or combined group of which the Company or any of its subsidiaries is or has ever been a member, has (or, by the Closing Date, will have) timely filed with the appropriate taxing authorities all Federal income tax returns and all other material tax returns and reports required to be filed by it through the Closing Date. All such tax returns are (or will be) complete and correct in all material respects. Except to the extent adequately reserved for in accordance with GAAP, the Company and each of its subsidiaries has (or, by the Closing Date, will have) paid (or the Company has paid on its subsidiaries' behalf) all taxes due in respect of the taxable periods covered by such tax returns. The most recent consolidated financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since December 31, 1997, neither the Company nor any of its subsidiaries has incurred any liability for taxes other than in the ordinary course of its businesses for which adequate reserves have been established on subsequent unaudited financial statements. The Company has previously delivered to Hughes copies of all income and franchise tax returns filed by the Company and each of its subsidiaries for their taxable years ended in 1995, 1996 and 1997 and all audit or examination reports relating to income or franchise taxes in respect of the Company or any of its subsidiaries within the preceding ten (10) years. For purposes of this Agreement, "tax" or "taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any joint and/or transferee liability (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign tax law) in respect of taxes or any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement; and "tax returns" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to taxes, including, without limitation, information returns, any document with respect to or accompanying payments or estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

            (b) No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries. No state where the Company or one of its subsidiaries does not file an income or franchise tax return has asserted in writing during the preceding five (5) years that such corporation should be so filing, no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to taxes or tax returns have been given by or on behalf of the Company or any of its subsidiaries (and no request for any such waiver or consent is pending) and no power of attorney with respect to any taxes has been executed or filed with any taxing authority. No material issues relating to taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination. None of the federal income tax returns of the Company and each of its subsidiaries consolidated in such tax returns have been reviewed by the Internal Revenue Service and the Company has not been contacted regarding any such review, and the state and local tax returns of the Company and its subsidiaries have been examined for the taxable periods set forth in Section 3.13(b) of the Company Disclosure Schedule.

            (c) No material Liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

            (d) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

            (e) None of the Company or any of its subsidiaries has taken, agreed to take or will take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

            (f) Neither the Company nor any of its subsidiaries has made, will make, or is obligated to make any payment (whether in cash or property or the vesting of property) that, either individually or in the aggregate, would not be deductible by reason of Section 280G or 162(m) of the Code, or is party to any employment, severance or termination agreement, other compensation arrangement or Company Employee Benefit Plan currently in effect, or the Program (as defined in Section 5.16(e)) or any other program established pursuant to Section 5.16, which provides for the making of any such payment.

            (g) The Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes.

            (h) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any federal income or material state, local or foreign taxes or tax returns of the Company or its subsidiaries and neither the Company nor any of its subsidiaries has received a written notice of any pending audit or proceeding.

            (i) Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code.

            (j) Neither the Company nor any of its subsidiaries has (i) with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, or (iii) received or filed any requests for rulings or determinations in respect of any taxes within the last five (5) years.

            (k) No property owned by the Company or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax exempt use property" within the meaning of
Section 168(h)(1) of the Code, or (iii) is "tax exempt bond financed property" within the meaning of Section 168(g) of the Code.

            (l) The Company and each of its subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming, a "United States real property holding company" within the meaning of Section 897(c) of the Code.

            (m) No subsidiary of the Company owns any Shares.

            3.14. Opinion of Financial Advisors. Each of Credit Suisse First Boston Corporation and Goldman, Sachs & Co. (the "Company Financial Advisors") has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to certain matters stated in such opinions, the Merger Consideration is fair to the holders of Shares from a financial point of view, and such opinion has not been withdrawn or adversely modified.

            3.15. Brokers. No broker, finder or investment banker (other than the Company Financial Advisors, a true and correct copy of whose engagement agreements have been provided to GM) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

            3.16.  Material Contracts.

            (a) Section 3.16 of the Company Disclosure Schedule lists all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound that relate to: (i) material employment, product design or development, personal services, consulting, non-competition, severance or indemnification; (ii) material licensing, merchandising, production, manufacturing, retailing, sales (including sales agency) or programming, production or distribution (including any programming "puts"), including without limitation, all such contracts and agreements containing exclusivity or "most favored nation" provisions; (iii) a right of first refusal, first negotiation, "tag along" or "drag along" rights applicable to any capital stock or material assets of the Company; (iv) a partnership or joint venture, or cooperative development efforts; (v) the acquisition, sale, lease or other disposition of material properties or assets of the Company or its subsidiaries or predecessors (by merger, purchase or sale of assets or stock or otherwise) entered into since February 6, 1996; (vi) agreements with any Governmental Entity; (vii) contracts for the construction of satellites; (viii) financial incentive arrangements for equipment manufacturers;
(ix) signal security and testing or signal theft; (x) material promotion, marketing, sponsorship or similar arrangements; (xi) indebtedness for borrowed money, letters of credit, security agreements, lockbox arrangements or guaranties of the foregoing; (xii) real property deeds or leases and material equipment leases including, without limitation, all satellite transponder leases; (xiii) material software or Intellectual Property (as defined in Section 3.19(b)) license or maintenance agreements; (xiv) customer services (including, without limitation, telemarketing and billing); (xv) the provision of any services, products or payments to or from any officer, director, employee or other affiliate of the Company or such officer, director or employee; (xvi) all agreements relating to the retransmission of the Company's signal by cable systems or any other multichannel programming distributor; and (xvii) all commitments and agreements to enter into any contracts or agreements relating to any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1 hereof, the "Material Contracts").

            (b) Each of the Material Contracts is valid and enforceable in accordance with its terms, and there is no default under any Material Contract so listed either by the Company (including the consummation of the Merger) or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company (including the consummation of the Merger) or, to the knowledge of the Company, any other party, in any such case in which such default or event would, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section
3.16 of the Company Disclosure Schedule, all material agreements or other arrangements between the Company and its sales agents, dealers and retailers are terminable by the Company on not greater than 30 days' notice, with no material termination fee or, except for commissions or fees earned, continuing payment obligations thereunder.

            (c) No party to any Material Contract has given notice to the Company of, or made a claim against the Company with respect to, any breach or default thereunder, in any such case in which such breach or default would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not currently being audited, and has not received notice of an intent to conduct any audit, under any material programming agreement.

            3.17.  Labor and Employment Matters.

            (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule or as contemplated by Section 5.16 of this Agreement, neither the Company nor any of its subsidiaries is a party to any employment, severance compensation, labor or collective bargaining agreement and there are no employment, severance compensation, labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending written demand for recognition or certification.

            (b) Except as contemplated by Section 5.16 of this Agreement, the only employment agreements and severance compensation agreements with officers of the Company or any of its subsidiaries are set forth in Section 3.17(b) of the Company Disclosure Schedule. Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

            3.18. FCC Matters. Section 3.18 of the Company Disclosure Schedule sets forth all permits, licenses, waivers or authorizations issued by the Federal Communications Commission (the "FCC") held by the Company and its subsidiaries (the "FCC Licenses"). For the purposes of this Agreement, the term "FCC Licenses" shall not include the FCC construction permit and launch authority to use DBS frequencies at 110(degree) west longitude (the "110(degree) Construction Permit"). Except as is not material to the conduct of the business of the Company and its subsidiaries: (i) the Company and its subsidiaries are financially qualified and, to the knowledge of the Company, are otherwise qualified to hold the FCC Licenses or to control the FCC Licenses, as the case may be; (ii) the FCC Licenses constitute all permits, licenses, waivers or authorizations that the Company and its subsidiaries are required by the FCC to hold in connection with the operation of its business as currently conducted, the Company and such subsidiaries that are required to hold FCC Licenses to operate the Company's business as currently conducted validly hold such FCC Licenses, and the FCC Licenses are in full force and effect; (iii) the Company is not aware of any facts or circumstances relating to the FCC qualifications of the Company or any of its subsidiaries that would prevent the FCC's granting the Transfer of Control Application to be filed with respect to the Merger (the "FCC Application"); (iv) the Company and its subsidiaries are in compliance with all FCC Licenses and with the Communications Act; and (v) there is not pending or, to the knowledge of the Company threatened, any application, petition, objection or other pleading with the FCC or other governmental authority which challenges the validity of, or any rights of the holder under, any FCC License.

            3.19.  Intellectual Property.

            (a) The Company or one of its subsidiaries owns or possesses (and will own or possess as of the Effective Time) all right, title and interest in and to, or a valid and enforceable license or other right to use all of the Intellectual Property (as defined below), and all of the right, benefits, and privileges associated therewith, that is material to the conduct of the business of the Company and its subsidiaries as currently conducted (and as conducted as of the Effective Time). To the knowledge of the Company, neither the Company nor any of its subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any other person, and neither the Company nor any of its subsidiaries is aware of any such infringement, misappropriation or violation which would reasonably be expected to occur prior to the Effective Time. To the knowledge of the Company, no person is materially infringing upon any Intellectual Property right of the Company or any of its subsidiaries. Notwithstanding the foregoing, no representation or warranty is made with respect to any Intellectual Property licensed from Hughes or DIRECTV Enterprises, Inc. ("DIRECTV"), or developed or used by Hughes or DIRECTV in connection with the multichannel entertainment distribution business.

            (b) The term "Intellectual Property" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, design plans, improvements, proposals, technical and computer data, documentation and software, financial proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related proprietary information, marketing materials and all other proprietary rights.

            3.20. Insurance. The Company and its subsidiaries maintain adequate insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputations engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. For all such insurance policies, as described in
Section 3.20 of the Company Disclosure Schedule, all premiums shall be paid to ensure that they are in effect and will remain in force until or after the Effective Time.

            3.21. Indebtedness. Except as set forth in the Filed Company SEC Reports, neither the Company nor any of its subsidiaries has any outstanding indebtedness for borrowed money or representing the deferred purchase price of property or services or similar liabilities or obligations, including any guarantee in respect thereof, or is a party to any agreement, arrangement or understanding providing for the creation, incurrence or assumption thereof.

            3.22. Liens. Neither the Company nor any of its subsidiaries has granted, created or suffered to exist with respect to any of its assets, any security interest, mortgage, deed of trust, pledge or encumbrance (a "Lien") of any kind or nature whatsoever.

            3.23. Real Property. Section 3.23 of the Company Disclosure Schedule sets forth all of the real property owned in fee by the Company and its subsidiaries that is material to the conduct of the business of the Company and its subsidiaries, taken as a whole. Each of the Company and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except those listed in Section 3.22 of the Company Disclosure Schedule.

            3.24. Tangible Property. With respect to the tangible properties and assets of the Company and its subsidiaries (excluding real property) that are material to the conduct of the businesses of the Company and its subsidiaries, the Company and its subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets. All of the assets of the Company and its subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable would not individually or in the aggregate, have a Material Adverse Effect on the Company.

            3.25. Programming Arrangements. The amount of license fees currently paid by the Company pursuant to any material programming agreement has not been and shall not be increased due to the Company's failure to meet any subscriber penetration requirements or other similar benchmarks. Except as set forth in
Section 3.25 of the Company Disclosure Schedule, none of the Company's material programming agreements are subject to renewal prior to December 31, 2000, nor will any negotiation period relating to the renewal or extension of any material programming agreement commence prior to December 31, 2000. Except as set forth on Section 3.25 to the Company Disclosure Schedule, there are no affirmative obligations under any programming (or similar) agreement to carry any additional programming channels (or feeds thereof) above and beyond what the Company currently carries.

            3.26. Consolidation Matters. The Agreement, dated March 5, 1993, as amended, between ADS Alliance Data Systems, Inc. ("ADS") and the Company is terminable effective as of June 17, 1999, without the payment of any termination fee and without the obligation to continue to use or pay for ADS services following such date. The Company has the contractual right to terminate (i) Direct Broadcast Satellite Contract No. 104274-B, effective December 31, 1996, between Lockheed Martin Corporation and the Company, as amended and (ii) the Billing and Customer Service Agreement between the Company and Convergys Information Management Group Inc., effective October 16, 1998 and the letter agreement dated October 16, 1998. The rights of Vulcan Ventures, Inc. and Dow Jones & Company under their respective programming agreements with the Company have been suspended effective on the date hereof. Such agreements automatically terminate upon the Closing of the Merger, and there will be no continuing payment or performance obligation of the Company under such agreements thereafter. The Agreement, dated March 21, 1997 between the Company and ADS for remittance processing service (the "ADS

Remittance Agreement") is terminable effective March 20, 2000 upon prior notice as required by such agreement. The fees due under the ADS Remittance Agreement are subject to adjustment in March 1999 as provided in Section 4.2 of such Agreement. The ADS Remittance Agreement contains minimum fee obligations as provided in Appendix A thereto.

            3.27. No Other Representations or Warranties. Notwithstanding anything contained in this Article 3 or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, except those representations and warranties of the Company set forth in this Article 3.

                                  ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES
                               OF GM AND HUGHES

            GM and Hughes hereby jointly and severally represent and warrant to the Company as follows:

            4.1. Organization and Qualification. GM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby. GM is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would neither have a Material Adverse Effect on Hughes nor may materially impair or delay the ability of GM to consummate the transactions contemplated hereby.

            4.2. Capitalization of GM and Its Subsidiaries. The Acquiror Stock is the only class of authorized capital stock of GM as to which GM reports earnings per share based upon the Available Separate Consolidated Net Income of Hughes attributable to holders of Acquiror Stock, as provided for under GM's Amended and Restated Certificate of Incorporation and as set forth in GM's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. As of November 30, 1998, 600,000,000 shares of Acquiror Stock were authorized and 105,993,793 shares of Acquiror Stock were issued and outstanding. All of the issued and outstanding shares of Acquiror Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of November 30, 1998, 16,396,454 shares of Acquiror Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options to purchase Acquiror Stock granted by GM or Hughes pursuant to the GM Amended Stock Incentive Plan and the Hughes Incentive Plan. Except (i) as described in the GM SEC Reports, and (ii) as set forth above, as of the date hereof, there are outstanding (A) no securities of GM or its subsidiaries convertible into or exchangeable for shares of Acquiror Stock,
(B) no options or other rights to acquire from GM or its subsidiaries, and no obligations of GM or its subsidiaries to issue, any Acquiror Stock, or securities convertible into or exchangeable for Acquiror Stock, and (C) no equity equivalents, interests in the ownership or earnings of Hughes or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Hughes Securities"). There are no outstanding obligations of GM or any of its subsidiaries to repurchase, redeem or otherwise acquire any Acquiror Stock.

            4.3. Authority Relative to This Agreement. Each of GM and Hughes has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of GM and Hughes and by GM as the sole shareholder of Hughes, and no other corporate proceedings on the part of GM or Hughes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of GM and Hughes and constitutes a valid, legal and binding agreement of each of GM and Hughes, enforceable against each of GM and Hughes in accordance with its terms.

            4.4. SEC Reports; Financial Statements. (a) GM has filed all required forms, reports and documents with the SEC since January 1, 1996 (the "GM SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of the GM SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of GM included in the GM SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of GM and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to (A) normal year-end adjustments and
(B) any other adjustments described in the GM SEC Reports filed prior to the date of this Agreement (the "Filed GM SEC Reports")).

            (b) Hughes has heretofore made available to the Company a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by GM with the SEC pursuant to the Exchange Act, to the extent that Hughes or DIRECTV is a party to such agreements or such agreements relate to the business of Hughes or DIRECTV.

            4.5.  Information Supplied.

            (a) None of the information supplied or to be supplied by GM or Hughes for inclusion in the Proxy Statement will, at the date mailed to shareholders of the Company and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to GM, its officers and directors or any of its subsidiaries should occur which is required to be described in the Proxy Statement, GM shall promptly so advise the Company.

            (b) Neither the S-4 nor any amendment thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by GM or Hughes in this Section 4.5 with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its subsidiaries for inclusion or incorporation by reference in the S-4. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

            4.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the Communications Act, the filing and recordation of a certificate of merger as required by the DGCL, and the filing of articles of merger as required by the MBCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by GM or Hughes of this Agreement or the consummation by GM or Hughes of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby. Except as set forth in Section
4.6 of the GM Disclosure Schedule, neither the execution, delivery and performance of this Agreement by GM or Hughes nor the consummation by GM or Hughes of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of GM or Hughes or any of GM's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GM or Hughes or any of GM's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to GM or Hughes or any of GM's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would neither have a Material Adverse

Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby.

            4.7. No Default. None of GM or its subsidiaries is in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GM or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to GM, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby.

            4.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by GM in the GM SEC Reports filed prior to the date of this Agreement (the "Filed GM SEC Reports"), since January 1, 1998, (a) neither GM nor its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would either have a Material Adverse Effect on Hughes or materially impair or delay the ability of GM to consummate the transactions contemplated hereby, (b) except as contemplated by this Agreement, Hughes and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practices, (c) GM has not paid any dividend or distribution in respect of, or redeemed or repurchased any of, the Acquiror Stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any Acquiror Stock, and (d) except as required by GAAP, neither GM nor Hughes has changed its method of accounting (either for financial accounting or tax purposes) in any manner which would reasonably be expected to materially adversely affect the valuation of the Acquiror Stock.

            4.9. Litigation. Except as disclosed by GM in the Filed GM SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of GM, threatened against GM or any of its subsidiaries or any of their respective properties or assets which, individually or in the aggregate, would either have a Material Adverse Effect on Hughes or materially impair or delay the ability of GM to consummate the transactions contemplated hereby. Except as disclosed by GM in the Filed GM SEC Reports, none of GM or its subsidiaries is subject to any outstanding order, writ, injunction or decree which would either have a Material Adverse Effect on Hughes or materially impair or delay the ability of GM to consummate the transactions contemplated hereby.

            4.10. Compliance with Applicable Law. Except as disclosed by GM in the Filed GM SEC Reports, GM and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "GM Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby. Except as disclosed by GM in the Filed GM SEC Reports, GM and its subsidiaries are in compliance with the terms of the GM Permits, except where the failure so to comply would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby. Except as disclosed by GM in the Filed GM SEC Reports, the businesses of GM and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which would neither have a Material Adverse Effect on Hughes nor impair or materially delay the ability of GM to consummate the transactions contemplated hereby. Except as publicly disclosed by GM in the Filed GM SEC Reports, no investigation or review by any Governmental Entity with respect to GM or its subsidiaries is pending or, to the knowledge of GM, threatened, nor, to the knowledge of GM, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would neither have a Material Adverse Effect on Hughes nor materially impair or delay the ability of GM to consummate the transactions contemplated hereby. No representation or warranty is made in this Section 4.10 with respect to Environmental Laws and the FCC Licenses.

            4.11. Brokers. No broker, finder or investment banker (other than Salomon Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of GM or Hughes or any of their affiliates.

            4.12.  Employee Plans.

            (a) Section 4.12(a) of the Disclosure Schedule previously delivered by GM and Hughes to the Company (the "Acquiror Disclosure Schedule") lists all "employee benefit plans," as defined in Section 3(3) of ERISA and all bonus and other incentive compensation, disability, severance, retention, salary continuation, stock and other stock-related award, stock option, stock purchase, collective bargaining or workers' compensation agreements, plans, policies and arrangements generally made available to the employees of DIRECTV and which will be made available to the employees of the Company (each, a "DIRECTV Benefit Plan" and collectively, the "DIRECTV Benefit Plans").

            (b) Except as set forth in the Filed GM SEC Reports or would not, individually or in the aggregate, have a Material Adverse Effect on Hughes, (i) all payments required to be made by or under any DIRECTV Employee Benefit Plan, any related trusts, insurance policies or ancillary agreements, or any collective bargaining agreement have been timely made; (ii) Hughes has performed all obligations required to be performed by it under any DIRECTV Employee Benefit Plan; (iii) the DIRECTV Employee Benefit Plans comply in all respects and have been maintained in compliance with their terms and the requirements of ERISA, the Code and other applicable laws; and (iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to the knowledge of Hughes, threatened with respect to any DIRECTV Employee Benefit Plan.

            (c) Each DIRECTV Employee Benefit Plan and its related trust which are intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code, respectively, have been determined by the Internal Revenue Service to be so "qualified" under such Sections, as amended by the Tax Reform Act of 1986, and Hughes knows of no fact which would adversely affect the qualified status of any such DIRECTV Employee Benefit Plan and its related trust.

            4.13. Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Hughes, (1) Hughes is in compliance with Environmental Laws; (2) no judicial or administrative proceedings are pending or, to the knowledge of Hughes, threatened against Hughes or any real property owned or operated by Hughes alleging the violation of or seeking to impose liability under any Environmental Law, and there are no investigations of an environmental nature pending or, to the knowledge of Hughes, threatened against Hughes or any real property owned or operated by Hughes; and (3) there are no facts, circumstances or conditions relating to, arising from or attributable to Hughes or any real property currently or, to the knowledge of Hughes, formerly owned, operated or leased by Hughes that are reasonably likely to result in Hughes incurring liabilities under Environmental Laws.

            4.14. FCC Matters. Section 4.14 of the Acquiror Disclosure Schedule sets forth all material permits, licenses, waivers or authorizations issued by the FCC held by DIRECTV (the "DIRECTV FCC Licenses"). Except as is not material to the conduct of the business of DIRECTV: (i) DIRECTV is financially qualified and, to the knowledge of Hughes, is otherwise qualified to hold the DIRECTV FCC Licenses or to control the DIRECTV FCC Licenses, as the case may be; (ii) the DIRECTV FCC Licenses constitute all permits, licenses, waivers or authorizations that DIRECTV is required by the FCC to hold in connection with the operation of its business as currently conducted; (iii) DIRECTV is not aware of any facts or circumstances relating to the FCC qualifications of Hughes that would prevent the FCC's granting the FCC Application; (iv) DIRECTV is in compliance with all DIRECTV FCC Licenses and with the Communications Act; and (v) there is not pending or, to the knowledge of Hughes threatened, any application, petition, objection or other pleading with the FCC or other governmental authority which challenges the validity of, or any rights of the holder under, any DIRECTV FCC License.

            4.15. No Other Representations or Warranties. Notwithstanding anything contained in this Article 4 or any other provision of this Agreement, it is the explicit intent of each party hereto that neither GM nor Hughes is making any representation or warranty whatsoever, express or implied, except those representations and warranties of GM and Hughes set forth in this Article 4.

                                  ARTICLE 5

                                  COVENANTS

            5.1. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, take all actions necessary to maintain and preserve the FCC Licenses, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Hughes (which consent shall not be unreasonably withheld):

            (a) amend its certificate or articles of incorporation or bylaws (or other similar governing instrument);

            (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of shares of Company Common Stock pursuant to outstanding options granted prior to the date hereof under existing stock incentive plans;

            (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

            (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

            (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

            (f) except as may be required by law or as contemplated by this Agreement, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); or
(iii) pay any bonuses or annual incentive awards with respect to fiscal 1998 or the interim period of fiscal 1999 ending on the Closing Date in excess of $1,375,000 in the aggregate;

            (g) except as set forth on Section 5.1(g) of the Company Disclosure Schedule, hire or retain any individual as an employee of or consultant to the Company or any subsidiary of the Company;

            (h) except as set forth on Section 5.1(h) of the Company Disclosure Schedule, enter into, renew or modify any agreement which, if in effect on the date hereof, would have been required to be disclosed in Section 3.16 of the Company Disclosure Schedule;

            (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

            (j) revalue any of its assets, including, without limitation, writing up or down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

            (k) make or revoke any tax election or settle or compromise any tax liability material to the Company and its subsidiaries taken as a whole, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

            (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

            (m) settle or compromise any pending or threatened material suit, action or claim or initiate or join any material suit, action or claim;

            (n) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries, taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for obligations of wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

            (o) (i) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries, taken as a whole; (ii) enter into any commitment or transaction outside the ordinary course of business; or (iii) grant any exclusive distribution rights;

            (p) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $3 million; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder; or

            (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(p) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

            5.2. Conduct of Business of GM and Hughes. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Hughes and its subsidiaries shall conduct their respective operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, GM shall not, and shall not permit Hughes and its subsidiaries to, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

            (a) amend its certificate or articles of incorporation or bylaws (or other similar governing instrument) in a manner which adversely affects the rights, powers and preferences of the Acquiror Stock;

            (b) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Hughes or any of its subsidiaries (except that Hughes and/or any subsidiary of Hughes may adopt a plan of merger in connection with (i) a merger of any subsidiary of Hughes into Hughes or another subsidiary of Hughes or (ii) an acquisition or disposition of a business or assets, except for any such acquisition or disposition which would have a Material Adverse Effect on Hughes);

            (c) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Hughes or any of its subsidiaries, except for any such alteration which would not have a Material Adverse Effect on Hughes; or

            (d) take any action, or agree to take any action, which would have the effect of terminating Hughes's engaging in the multichannel entertainment distribution industry.

            5.3.  Preparation of S-4 and the Proxy Statement.

            (a) The Company will, as promptly as practicable, prepare and file with the SEC the Proxy Statement in connection with the vote of the shareholders of the Company with respect to the Merger. GM and Hughes shall have a reasonable opportunity to review the Proxy Statement and any supplement thereto prior to the filing or submission thereof to the SEC.

            (b) GM will, as promptly as practicable, prepare, following receipt of notification from the SEC that it has no further comments on the Proxy Statement, and file with the SEC the S-4 in connection with the registration under the Securities Act of the shares of Acquiror Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company will have a reasonable opportunity to review the S-4 and any amendments thereto prior to the filing thereof with the SEC.

            (c) GM and the Company will, and will cause their accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable after it is filed, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date after the S-4 shall become effective.

            5.4. Company Meeting. The Company shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. The Company agrees that its obligations pursuant to the first sentence of this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.5). The Company shall use its reasonable best efforts to hold such meeting as soon as practicable after the date hereof and will, through the Company Board, subject to the fiduciary duties of the Company Board, recommend to its shareholders approval of this Agreement and the Merger.

            5.5. No Solicitation.

            (a) Until the termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries, or any of its or its subsidiaries' officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its subsidiaries), to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of it or any of its subsidiaries to take any such action; provided, however, that the Company may engage in discussions with any person or entity for the sole purpose of clarifying the terms of any unsolicited Acquisition Proposal if such discussions are in the judgment of independent counsel to the independent directors of the Company (as set forth in a reasoned legal opinion delivered to Hughes prior to any such discussions), required by the fiduciary duties of the Company Board. The Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making such Acquisition Proposal and set forth the material terms thereof) Hughes after any receipt of any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer that if consummated would result in any person (other than HBI) beneficially owning more than fifteen percent (15%) of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            (b) Until the termination of this Agreement, the Company Board shall not (i) subject to the fiduciary duties of the Company Board, withdraw or modify, or propose to withdraw or modify, in a manner adverse to GM or Hughes, the approval or recommendation of the Merger, this Agreement and the Shareholders Agreement by the Company Board, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company or any of its subsidiaries to enter into any agreement (including, without limitation, any letter of intent) with respect to any Acquisition Proposal.

            5.6. Letter of the Company's Accountants. The Company shall use all reasonable best efforts to cause to be delivered to GM a letter of Arthur Andersen LLP (or its successor firm), the Company's independent auditors, dated a date within two (2) business days before the date on which the S-4 shall become effective and addressed to GM, in form and substance reasonably satisfactory to GM and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

            5.7.  Access to Information.

            (a) Between the date hereof and the Effective Time, the Company will give GM and Hughes and their authorized representatives reasonable access to all employees (which access shall be coordinated with the Company's executive management), plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit GM and Hughes to make such inspections as GM and Hughes may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish GM and Hughes with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as GM or Hughes may from time to time reasonably request; provided, that no investigation pursuant to this Section 5.7(a) shall affect or be deemed to modify any of the representations or warranties made by the Company and provided, further, except as provided in Section 6.3(i), that information heretofore redacted by the Company and relating to exclusivity and renegotiation provisions of programming agreements may, at the Company's discretion, be provided only in redacted form (contracts containing such redaction being referred to herein as the "Redacted Contracts").

            (b) From and after the date of this Agreement, Hughes shall have the right, but not the obligation, to retain one or more environmental professionals to conduct an environmental assessment and investigation ("Environmental Investigation") of the Properties, which Environmental Investigation shall be conducted as promptly as reasonably practicable in consultation with the Company and shall include the right to conduct such tests of soil, groundwater, surface water or air that Hughes reasonably requires, in its sole discretion, to determine whether there exists an Adverse Environmental Condition at any of the Properties. For purposes of this Agreement, "Adverse Environmental Condition" shall mean any of the following: (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases), of, or exposure to, any Hazardous Substance at, in, by, from or related to the Properties, (ii) damage or injury to the environment in connection with the transportation, storage, treatment or disposal (or the arrangement thereof) of Hazardous Substances in connection with the operation of the Company or its subsidiaries or (iii) the violation, or alleged violation, of Environmental Law by the Company or any of its subsidiaries.

            (c) Between the date hereof and the Effective Time, the Company shall furnish to Hughes (i) within two business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to the Company's Chief Executive Officer and (ii) at the earliest time at which they are available and prior to filing thereof with the SEC, such quarterly and annual financial statements as are prepared for the Company's SEC filings, which shall be in accordance with the books and records of the Company, and drafts of all such Company SEC filings.

            (d) Each of GM and Hughes will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to GM or Hughes in connection with the transactions contemplated by this Agreement to the extent required by that certain confidentiality agreement entered into between the Company, DIRECTV and Hughes dated December 1, 1998 (the "Confidentiality Agreement").

            5.8. Additional Agreements; Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act and the Communications Act, and any amendments to any thereof, (ii) cooperation in obtaining, prior to the Effective Time, the approval for listing on the NYSE, effective upon the official notice of issuance, of the shares of Acquiror Stock into which the Shares will be converted pursuant to Article 2 hereof, (iii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents of all third parties and Governmental Entities, including those relating to existing debt obligations of the Company and its subsidiaries, (iv) the transfer of existing Environmental Permits to Hughes (or, if such transfer is not permissible, the Company shall assist Hughes in obtaining new Environmental Permits as necessary), (v) contesting any legal proceeding relating to the Merger and (vi) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, GM, Hughes and the Company agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

            5.9. Regulatory Reviews. Each party hereto will use its reasonable best efforts (a) to file with the U.S. Department of Justice and U.S. Federal Trade Commission, as soon as practicable after the date hereof, the Notification and Report Form under the HSR Act and any supplemental information or material requested pursuant to the HSR Act, and (b) to comply as soon as practicable after the date hereof with any other laws of any country and the European Union under which any consent, authorization, registration, declaration or other action with respect to the transactions contemplated herein may be required. Each party hereto shall furnish to the other such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act or other such laws, and shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity under the HSR Act or other such laws. Hughes and the Company will each use its reasonable best efforts to cause termination of the HSR waiting period(s) in connection with any review of the transactions contemplated by this Agreement under the HSR Act. In connection with any litigation or administrative proceeding instituted to prevent the consummation of the Merger, Hughes and the Company shall take any and all action reasonably necessary in connection with such litigation or administrative proceeding (i) to prevent the entry of any order, preliminary or permanent injunction, or other legal restraint or prohibition preventing consummation of the Merger or any related transactions contemplated by this Agreement and (ii) to vacate any order, injunction of legal restraint or prohibition which would prevent the consummation of the transactions contemplated by this

Agreement; provided, however, that nothing contained herein shall require Hughes to divest any portion of Hughes or the Company or to accept any restrictions or the operation of Hughes or the Company in order to consummate the transactions contemplated this Agreement.

            5.10. Public Announcements. Each of GM, Hughes and the Company will agree on the text of any press release before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger. The press release or public statement shall make appropriate reference to the role of the Company and the HBI family in the development of the direct-to-home satellite broadcasting business. None of GM, Hughes or the Company shall issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable law or by obligations pursuant to any agreement with the NYSE or NASDAQ, as determined by GM, Hughes or the Company, as the case may be, in which case such release or statement shall be limited to a factual summary of the material provisions of this Agreement and the transactions contemplated hereby.

            5.11.  Directors' and Officers' Insurance; Indemnification.

            (a) Directors' and Officers' Insurance. Hughes will provide, for an aggregate period of not less than six (6) years from the Effective Time, the directors and officers of the Company who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that Hughes shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

            (b) Indemnification. To the extent, if any, not provided by a right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, Hughes shall, to the fullest extent permitted by applicable law and consistent with the by-laws of Hughes, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part
(i) based on, or arising out of the fact that such person is or was a director or officer of the Company or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective
Time), in addition to any indemnification and hold harmless hereunder (i) Hughes shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Hughes, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL and upon receipt of any affirmation and undertaking required by the DGCL and (ii) Hughes will cooperate in the defense of any such matter; provided, however, that Hughes shall not be liable for any settlement effected without its written consent. The Indemnified Parties as a group may retain only one law firm with respect to each related matter.

            (c) Successors. In the event Hughes or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Hughes shall assume the obligations set forth in this Section 5.11.

            (d) Benefit. The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

            5.12. Notification of Certain Matters. The Company, on the one hand, and GM and Hughes, on the other, shall give prompt notice to each other of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by a party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of a party and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect on a party; provided, that the delivery of any notice pursuant to this Section 5.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to GM and Hughes.

            5.13. Tax-Free Reorganization Treatment. The Company, the significant shareholders of the Company, and Hughes (on behalf of GM and Hughes) shall execute and deliver to Leonard, Street and Deinard Professional Association, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Hughes and GM, certificates containing customary representations relating to their business operations and substantially in the forms attached hereto as Exhibits B-1, B-2 and B-3 (with such changes as may be reasonably requested by such law firms) at such time or times as may be reasonably requested by such law firms in connection with their respective deliveries of opinions, pursuant to Sections 6.2(e) and 6.3(h) hereof, with respect to the tax-free reorganization treatment of the Merger. Prior to the Effective Time, none of the Company, GM or Hughes shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such certificates.

            5.14. Company Affiliates. Prior to the Closing Date, the Company shall deliver to GM a letter identifying each affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company at the time the Merger is submitted for approval to the shareholders of the Company (each a "Company Affiliate") and the Company shall use its reasonable best efforts to cause each Company Affiliate to deliver to GM on or prior to the Closing Date, a written agreement that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Acquiror Stock issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

            5.15. SEC Filings. Each of GM and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

            5.16.  Employee Matters.

            (a) All employees of the Company who are actively at work as of the Closing Date shall be employed immediately after the Closing Date at a rate of salary comparable to the salary rate in effect for such employee as of the date immediately preceding the Closing Date. All employees of the Company who are on unpaid leave as of the Closing Date and who have rights of re-employment upon termination of such individual's leave shall be employed by DIRECTV upon such termination and shall not receive any salary until the return of such employees to active work with DIRECTV. Section 5.16(a) of the Company Disclosure Schedule sets forth a list of all employees of the Company, their positions, status and rates of salary as of November 24, 1998.

            (b) If any employee of the Company is required within the first twelve (12) months after the Closing Date by DIRECTV to relocate to a facility that was owned by DIRECTV immediately prior to the Closing Date and such employee accepts such relocation, such employee shall be provided with (i) the standard relocation benefits under the DIRECTV Relocation Allowances Policy (the "Relocation Package") and (ii) an adjusted salary rate for comparable positions at DIRECTV at such DIRECTV facility; provided, that any such employee who is required to relocate pursuant to this paragraph shall be provided with up to two
(2) weeks to consider such relocation.

            (c) Any employee of the Company who (i) (x) is actively at work as of the Closing Date or (y) is on an authorized leave of absence as of the Closing Date, has rights of re-employment upon termination of such individual's leave, and is able to return to work, and (ii) (x) has not accepted a Relocation Package and within twelve (12) months after the Closing terminates employment with DIRECTV (other than any employee whose employment was terminated or could have been terminated for cause, death or disability) or (y) has accepted a Relocation Package and within twelve (12) months after the Closing is terminated by DIRECTV without cause, shall be entitled to receive severance pay of six (6) months' salary (in lump sum), career counseling and outplacement services (consistent with the counseling and outplacement services previously provided to similarly situated employees of DIRECTV); provided, however, that no such severance shall be paid under this Section 5.16(c) unless (i) such employee has signed a full release of any claims against DIRECTV, the Company and any of their affiliates and (ii) such employee, if voluntarily terminating his or her employment with DIRECTV, has provided at least two (2) weeks' notice to DIRECTV; and provided, further, that any severance paid under this Section 5.16(c) shall be reduced by the amount of any payment under the Worker Adjustment and Retraining Notification Act and by the amount of severance paid or payable under any other plan or arrangement, but not any severance paid pursuant to Section 5.16(e) hereof. Any person receiving a severance payment under this Section 5.16(c) shall not be entitled to any payment or benefit under the Hughes Employment Transition Assistance Plan.

            (d) Subject to applicable laws and Sections 5.16(a), (b), (c) and
(e) hereof, DIRECTV shall have the right to terminate the employment of any employee of the Company who becomes an employee of DIRECTV, with or without cause, change the terms and conditions of employment of any such employee, and amend or terminate any employee benefit plans or employee arrangements applicable to such employees.

            (e) The Company and DIRECTV shall establish a program ("Program") pursuant to which $15 million shall be made available to be awarded to current employees and certain former employees of the Company and certain current employees of HBI. The amount of individual awards shall be as heretofore established by the executive management of the Company with the approval of DIRECTV. Awards under the Program to any participating employee shall be payable on (i) the first anniversary of the Closing Date, (ii) with respect to current employees of the Company, such participating employee's termination of employment by reason of death or disability or by DIRECTV without cause, if earlier, or (iii) with respect to current employees of HBI, the termination of the Transition Services Agreement by DIRECTV, if earlier. No person shall be entitled to payment of an award if such person is terminated or could have been terminated for cause or resigns from employment with the Company, DIRECTV and their affiliates, and awards with respect to such persons shall be forfeited. The amount payable with respect to any award under the Program shall be reduced by the amount paid or payable under any change-in-control, retention or similar arrangements, but not any severance paid pursuant to Section 5.16(c) hereof. For purposes of this Section 5.16(e), a termination of employment by DIRECTV "without cause" shall include a termination of employment by a participating employee resulting from a material reduction in his or her job duties or salary, which reduction shall have continued for a period of ten (10) days after written notice to DIRECTV.

            (f) For purposes of this Section 5.16, "cause" shall mean: (A) fraud, embezzlement, theft or material dishonesty against the Company or the Surviving Corporation, any of their subsidiaries or the Board of Directors; (B) conviction of or plea of nolo contendere to any crime (whether or not involving the Company or the Surviving Corporation) constituting a felony in the jurisdiction involved; provided, that such felony is related to such employee's job responsibility or the safety of co-workers; (C) a willful failure by the employee to follow reasonable directions or instructions of his or her supervisor and, in the case of senior officers, the Board of Directors, in each case consistent with his or her position, which failure shall have continued for a period of time that allows the progressive discipline policy to be followed and shall not be the result of the employee's physical or mental incapacity or disability, provided that the employee's resignation during such time shall not be effective without the written consent of the Company; or (D) willful misconduct in the performance of the employee's duties which results in material damage to or material liability of the Company, the Surviving Corporation or any of their subsidiaries.

            (g) Service by the employees of the Company who are actively at work as of the Closing Date or who are on authorized leave of absence as of the Closing Date with rights of re-employment upon termination of such leave and return to active work shall be recognized under any benefit plan or arrangement established, maintained or contributed to by DIRECTV or its affiliates after the Closing Date for the benefit of any such employee solely for purposes of eligibility and vesting, except that, with respect to DIRECTV's Non-Bargaining Retirement Plan, such service shall be recognized solely for purposes of vesting; provided, that such recognition does not result in any duplication of benefits. Individuals who have terminated employment with the Company prior to the Closing Date and are subsequently hired by DIRECTV or its affiliates will not be entitled to any service recognition under this paragraph.

            (h) Hughes shall cause DIRECTV to perform all of the obligations under this Section 5.16, and all rights hereunder are intended to accrue to the benefit of DIRECTV.

            (i) Notwithstanding anything to the contrary herein, in the event that any payment pursuant to this Section 5.16, together with any payment or benefit received or to be received by any person pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Company or its affiliates (each a "Payment" and collectively, the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax") either in whole or in part, the Payments shall be reduced (but not below zero) until no portion of the Payments would be subject to the Excise Tax. The Company and HBI agree to provide all such information DIRECTV may request to determine whether and to what extent the Excise Tax applies to any Payment. Each recipient of a Payment pursuant to this Section 5.16 shall be required to agree, as a condition to receiving such Payment, to indemnify and hold GM, Hughes and their respective affiliates harmless with respect to any liability for the Excise Tax arising from or relating to the Payments if it is established that such Payments resulted in the imposition of the Excise Tax.

            5.17. Ancillary Agreements. On or prior to the Closing Date, Hughes shall, or shall cause DIRECTV to, and the Company shall, or shall use its reasonable best efforts to cause its relevant affiliates to, enter into the following agreements (the "Ancillary Agreements"): (i) Consulting Agreements, substantially in the form of Exhibit C hereto, with the Chairman, the President and the Executive Vice President of the Company, (ii) a Non-Competition Agreement, substantially in the form of Exhibit D hereto, binding HBI and the foregoing officers, and (iii) a Transition Services Agreement, substantially in the form of Exhibit E hereto, providing for certain transition services to be provided by HBI to the Company. Concurrently with the execution of this Agreement, Hughes and the Company have entered into (i) a Replacement Payload Option Agreement, substantially in the form of Exhibit F hereto, providing for certain arrangements for the benefit of the Company in the event that this Agreement is terminated pursuant to Section 7.1(g) and (ii) a Channel Capacity Provision Agreement, substantially in the form of Exhibit G hereto, providing for channel capacity and related services to be provided to the Company in the event of a "Total Failure" (as defined therein) of DBS-1.

            5.18. Billing and Customer Management Systems. Prior to the Closing Date, the Company and DIRECTV will cooperate with each other to facilitate the consolidation of their respective billing and customer management systems and other support systems, and DIRECTV shall provide the Company, upon terms reasonably satisfactory to the Company, in the event the transactions contemplated by this Agreement are not consummated, with billing and customer management systems (including CUI) for a period of up to eighteen (18) months (the length of such period to be determined by the Company in its sole discretion) commencing on the later of July 1, 1999 or the date on which this Agreement is terminated pursuant to Section 7.1 at the rates specified in the contract for such services between the Company and Convergys, a true, correct and complete copy of which has been provided to Hughes. The Company has advised Hughes that it has elected to, and covenants and agrees to, exercise its existing contractual right to terminate its contract with Convergys within two
(2) weeks of the date hereof. The parties hereto agree that the payment by the Company of any fee or penalty pursuant to such contract on account of such termination shall not be a violation of Section 5.1 hereof and shall not constitute a Material Adverse Effect. Each of the Company and Hughes covenants and agrees to use its reasonable best efforts to reduce the amount of such termination fee or penalty. In the event the Company utilizes the billing and customer management systems of DIRECTV, DIRECTV shall use its reasonable best efforts to assist the Company in transitioning such services to DIRECTV and, subsequently, transitioning such services to a third party service provider.

            5.19. 110(degree) Construction Permit. The Company and Hughes will cooperate and use their reasonable best efforts to maintain (including, without limitation, by obtaining extensions of) the 110(degree) Construction Permit including, without limitation, jointly developing a plan for the 110(degree) Construction Permit which may include, without limitation, the use of a satellite produced by Hughes. The Company, with prior notice to Hughes, shall exercise its existing contractual right to terminate the Lockheed Martin Contract on or prior to December 31, 1998, unless instructed to the contrary by Hughes.

            5.20. Spring Communications. Promptly following the date hereof, HBI shall purchase from the Company, and the Company shall sell to HBI, all of the Company's interest in Spring USSB Communications LLC ("Spring") for a purchase price of One Hundred Thousand Dollars ($100,000), plus an amount equal to all capital contributions paid by the Company to Spring following the date hereof and prior to such purchase. As part of such purchase and sale, HBI shall assume all liabilities and obligations relating to Spring and shall indemnify and hold the Company harmless with respect thereto. All documents relating to the purchase of Spring and such indemnification shall be reasonably satisfactory to Hughes and the Company.

            5.21. Confirmatory Certificates; Communications. In order to verify the truth of the representations and warranties contained in (i) Section 3.16(b), (ii) the penultimate sentence of Section 3.6 and (iii) the first sentence of Section 3.25, Hughes may elect to provide the Company with a list of Material Contracts as to which it desires written confirmation to such effect from the parties to such Contracts. Hughes shall consult with the Company regarding the content of such list and conduct such confirmation in a reasonable manner to limit disruption to the business. The Company shall use its reasonable best efforts to obtain such requested written confirmations prior to the Closing Date. The Company and Hughes will coordinate their communications to, and each participate in all meetings and discussions with, material providers of programming and other suppliers to the Company; provided, that the Company may continue its day-to-day operational activities with such parties in the ordinary course of business. Without limiting the foregoing, Hughes shall direct, and the Company shall assist and cooperate with respect to, the development of any new programming arrangements to be effective from and after the Closing Date, to the extent deemed necessary or advisable by Hughes to fulfill the conditions to closing pursuant to this Agreement, with providers of programming to the Company.

            5.22. Affiliate Agreements. On or prior to the Closing Date, the Company shall (i) assume the Company's liability insurance and indemnification policy currently held by HBI and (ii) terminate and cancel all agreements with HBI and its affiliates, except as set forth in the Transition Services Agreement.

                                  ARTICLE 6

                   CONDITIONS TO CONSUMMATION OF THE MERGER

            6.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company;

            (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority and continued in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger;

            (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

            (d) the FCC shall have consented to the transfer of control of the FCC Licenses, by means of action by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority), which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired;

            (e) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and GM shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Acquiror Stock in exchange for the Shares in the Merger; and

            (f) the Acquiror Stock issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

            6.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) the representations and warranties of GM and Hughes contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing GM and Hughes shall have delivered to the Company a certificate to that effect;

            (b) each of the obligations of GM and Hughes to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing GM and Hughes shall have delivered to the Company a certificate to that effect;

            (c) the Ancillary Agreements shall have been duly executed and delivered by Hughes or DIRECTV;

            (d) there shall have been no events, changes or effects with respect to Hughes or its subsidiaries which would have a Material Adverse Effect on Hughes; and

            (e) the opinion of Leonard, Street and Deinard Professional Association, dated the Closing Date and addressed to the Company substantially to the effect that (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
(ii) each of GM, Hughes and the Company should be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss should be recognized by a shareholder of the Company as a result of the Merger with respect to Shares converted into shares of Acquiror Stock (other than with respect to cash received in lieu of fractional shares of Acquiror Stock), shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, Leonard, Street and Deinard Professional Association shall have received and may rely upon the representations contained in the certificates referred to in Section 5.13.

            6.3. Conditions to the Obligations of GM and Hughes. The respective obligations of GM and Hughes to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) the representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing the Company shall have delivered to GM and Hughes a certificate to that effect in the form of Exhibit H hereto, duly executed by each of the Chairman, President, Executive Vice President and Chief Financial Officer of the Company in their respective capacities as such;

            (b) each of the obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing the Company shall have delivered to GM and Hughes a certificate to that effect;

            (c) the Dissenting Shares shall constitute not more than five percent (5%) of the Shares;

            (d) the Company shall have delivered to Hughes all consents or notices necessary to effect valid assignments of the contracts listed on Section 6.3(d) of the Acquiror Disclosure Schedule, all in form and substance reasonably acceptable to Hughes;

            (e) HBI and the Company, as applicable, shall have duly executed and delivered the Ancillary Agreements;

            (f) the Shareholders Agreement shall be in full force and effect;

            (g) there shall have been no events, changes or effects with respect to the Company or its subsidiaries (except for events, changes or effects primarily resulting from the actions of DIRECTV) which would have a Material Adverse Effect on the Company;

            (h) the opinion of Weil, Gotshal & Manges LLP, dated the Closing Date and addressed to Hughes and GM, substantially to the effect that (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of GM, Hughes and the Company should be a party to the reorganization within the meaning of
Section 368(b) of the Code; and (iii) no gain or loss should be recognized by GM, Hughes or the Company as a result of the Merger, shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, Weil, Gotshal & Manges LLP shall have received and may rely upon the representations contained in the certificates referred to in Section 5.13;

            (i) the Company shall have delivered to Hughes no later than two (2) business days prior to the Effective Time true, correct and complete copies of the Redacted Contracts, without any redaction of the information contained therein; and

            (j) the modifications to certain Material Contracts described in
Section 6.3(j) of the Acquiror Disclosure Schedule shall have been adopted by each party thereto and shall be in full force and effect.

                                  ARTICLE 7

                        TERMINATION; AMENDMENT; WAIVER

            7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

            (a) by mutual written consent of GM, Hughes and the Company;

            (b) by Hughes or the Company if the Merger has not been consummated by September 30, 1999 (the "Latest Date"); provided, that no party may terminate this Agreement pursuant to this Section 7.1(b) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

            (c) by Hughes or the Company if the U.S. Department of Justice or U.S. Federal Trade Commission has issued or stated its intention to seek an order, preliminary or permanent injunction, or other legal restraint or prohibition preventing consummation of the Merger or any related transactions contemplated by this Agreement;

            (d) by the Company, so long as the Company is not then in material breach of its obligations hereunder, if (i) there shall have been a breach of any representation or warranty on the part of GM or Hughes set forth in this Agreement, or (ii) there shall have been a material breach by GM or Hughes of any of their respective covenants or agreements hereunder, in either case such that the conditions set forth in Section 6.2(a) would be incapable of being satisfied by the Latest Date;

            (e) by Hughes, so long as GM and Hughes are not then in material breach of any of their obligations hereunder, if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or (ii) there shall have been a material breach by the Company of its covenants or agreements hereunder in either case such that the conditions set forth in Section 6.3(a) would be incapable of being satisfied by the Latest Date;

            (f) by Hughes if the Company shall have convened a meeting of its shareholders and failed to obtain the requisite vote to approve this agreement and the Merger; or

            (g) by Hughes by written notice to the Company following the date on which all transponders on DBS-1 (and not solely those transponders utilized by the Company) have suffered a "Confirmed Failure" as defined in the Satellite Payload Purchase Agreement dated as of May 31, 1991.

            7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 7.2 and Sections 5.7(d),

5.10, 5.18 and 7.3, which shall survive any termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

            7.3. Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. The cost of filing and printing the S-4 and the Proxy Statement shall be borne by the Company.

            7.4. Amendment. This Agreement may be amended by action taken by the Company, GM and Hughes at any time before or after approval of the Merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

            7.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, GM and Hughes shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE 8

                                MISCELLANEOUS

            8.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

            8.2.  Entire Agreement; Assignment.  This Agreement:

            (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; and

            (b) shall not be assigned by operation of law or otherwise; provided, however, that Hughes may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of GM, but any representation, warranty or covenant of Hughes contained in this Agreement shall remain a representation, warranty or covenant of Hughes and no such assignment shall relieve Hughes of its obligations hereunder if such assignee does not perform such obligations.

            8.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, confirmed facsimile or telex, or by first class mail (postage prepaid, return receipt requested), to the other party as follows:

      if to GM or
      to Hughes to:               General Motors Corporation
                                  767 Fifth Avenue
                                  New York, New York  10153
                                  Attention:  Treasurer
                                  Facsimile:

      and                         Hughes Electronics Corporation
                                  200 North Sepulveda Boulevard
                                  El Segundo, California  90245
                                  Attention:  Roxanne S. Austin
                                  Facsimile:  (310) 322-1841

      with a copy to:             Weil, Gotshal & Manges LLP
                                  767 Fifth Avenue
                                  New York, New York  10153
                                  Attention:  Frederick S. Green, Esq.
                                  Facsimile:  (212) 310-8007

      if to the Company to:       United States Satellite Broadcasting Company,
                                    Inc.
                                  3415 University Avenue
                                  St. Paul, Minnesota  55114
                                  Attention:  Stanley E. Hubbard
                                  Facsimile:  (651) 642-4365

      with a copy to:             Leonard, Street and Deinard Professional
                                    Association
                                  150 South Fifth Street, Suite 2300
                                  Minneapolis, Minnesota 55402
                                  Attention: Mark S. Weitz, Esq.
                                  Facsimile: (612) 335-1657

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

            8.4. Governing Law. Except to the extent that Minnesota law is mandatorily applicable to the Merger and the rights of the shareholders of the Company, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

            8.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            8.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 5.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

            8.8. Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

            8.9. Brokers. Except as otherwise provided in Section 7.3, the Company agrees to indemnify and hold harmless GM and Hughes, and Hughes agrees to indemnify and hold harmless the Company, from and against any and all liability to which GM and Hughes, on the one hand, or the Company, on the other hand, may be subjected by reason of any broker's, finder's or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, or GM or Hughes, as the case may be.

            8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                        [SIGNATURES BEGIN ON NEXT PAGE]

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.



                                 GENERAL MOTORS CORPORATION

                                 By:
                                    ----------------------------------------
                                    Name:
                                    Title:



                                 HUGHES ELECTRONICS CORPORATION

                                 By:
                                    ----------------------------------------
                                    Name:
                                    Title:



                                 UNITED STATES SATELLITE
                                   BROADCASTING COMPANY, INC.

                                 By:
                                    ----------------------------------------
                                    Name:
                                    Title:


                                 By:
                                    ----------------------------------------
                                    Name:
                                    Title:


                                 By:
                                    ----------------------------------------
                                    Name:
                                    Title: